Exhibit 10.3

                                    AGREEMENT

         THIS AGREEMENT (this "Agreement") is entered into this 14th day of August 2002, by and among Level 8 Systems, Inc., a Delaware corporation (the "Company"), and the undersigned holders of Series A1 Convertible Redeemable Preferred Stock (the "Series A1 Preferred Stock") and Series B1 Convertible Redeemable Preferred Stock (the "Series B1 Preferred Stock") of the Company (collectively, the "Holders").

                                   WITNESSETH

         WHEREAS, the Company and the Holders, as applicable, are parties to that certain Securities Purchase Agreement dated as of June 28, 1999 (including the exhibits and schedules thereto) (the "Series A Purchase Agreement"), that certain Securities Purchase Agreement dated as of July 20, 2000 (including the exhibits and schedules thereto) (the "Series B Purchase Agreement"), and that certain Exchange Agreement dated October 16, 2001 (including the exhibits and schedules thereto) (the "2001 Exchange Agreement"); and

         WHEREAS, the Series A Purchase Agreement, the Series B Purchase Agreement, the 2001 Exchange Agreement, the Certificates of Designation for the Series A1 Convertible Redeemable Preferred Stock and B1 Convertible Redeemable Preferred Stock of the Company (the "Series A1 and B1 Certificates of Designation") and the Series A1 Warrants and Series B1 Warrants (as such terms are defined in the 2001 Exchange Agreement) contain certain provisions which afford the Holders certain rights in the event the Company desires to consummate certain financing transactions including, without limitation, conversion price adjustments; and

         WHEREAS, the Holders desire to consent to the proposed issuance by the Company of shares of the Company's Series C Preferred Stock (the "Senior Preferred Stock") in accordance with the terms of that certain Securities Purchase Agreement (the "Series C Purchase Agreement"), dated even date herewith, by and among the Company and the purchasers listed on Schedule I thereto (such issuance, the "Proposed Transaction") and (a) waive the conversion price adjustments set forth in Section 7.1(g) of the Series A1 and B1 Certificates of Designation, respectively, in connection with the Proposed Transaction, (b) waive the exercise price adjustments set forth in Section 6(h) of the Series A1 Warrants and the Series B1 Warrants and (c) enter into an Exchange Agreement (the "2002 Exchange Agreement") to exchange the Series A1 Preferred Stock and Series B1 Preferred Stock for new Series A2 Convertible Redeemable Preferred Stock (the "Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock (the "Series B2 Preferred Stock") respectfully, having the rights, preferences and limitations set forth in those certain Certificates of Designation of Rights, Preferences and Limitations of Preferred Stock with respect to the Series A2 Preferred Stock and Series B2 Preferred Stock attached hereto as Exhibit A and Exhibit B, respectively (the "Series A2 and B2 Certificates of Designation").

         NOW, THEREFORE, in consideration of the provisions referred to above, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Waivers and Consents. Each Holder hereby authorizes and consents to the adoption by the Company's Board of Directors and the filing with the Secretary of State of Delaware of the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock with respect to the Senior Preferred Stock, in the form annexed to the Series C Purchase Agreement. Each Holder further consents to the issuance by the Company of the Senior Preferred Stock in accordance with the terms of the Series C Purchase Agreement and waives the applicability of the following provisions in connection with such issuance:
(i) Sections 3.8 (Future Financings) and Section 3.10 (Transactions with Affiliates) of each of the Series A Purchase Agreement, the Series B Purchase Agreement and the 2001 Exchange Agreement, (ii) Sections 3.1(e) and (f) (Voting Rights) and Section 7.1(g) (Adjustment of Conversion Price) of each of the Series A1 Certificates of Designation and the Series B1 Certificates of Designation and (iii) except as contemplated by Section 3 hereof, Section 6(h) of each of the Series A1 Warrants and Series B1 Warrants.

         2. Exchange Agreement; Registration Rights. As soon as practicable following the date of this Agreement, the Company and the Holders shall enter into the 2002 Exchange Agreement, in the form of Exchange Agreement attached hereto as Exhibit C, pursuant to which the Holders shall (i) exchange the Series A1 Preferred Stock and Series B1 Preferred stock for the Series A2 Preferred Stock and Series B2 Preferred Stock, respectively, having the rights, preferences and limitations set forth in the respective Series A2 and B2 Certificates of Designation and (ii) exchange the Series A1 Warrants and the Series B1 Warrants for Series A2 Warrants (the "Series A2 Warrants") and Series B2 Warrants (the "Series B2 Warrants"), respectively, which shall be identical in all respects to the Series A1 Warrants and the Series B1 Warrants, respectively, except that the Exercise Price (as defined in the Series A1 Warrants and Series B1 Warrants) shall be reduced as provided in Section 3 hereof. The Company and the Holders shall also enter into a new registration rights agreement, substantially in the form in the form of Exhibit D annexed hereto, which shall provide for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of common stock underlying the Series A1 Preferred Stock, Series B2 Preferred Stock, the Series A2 Warrants and the Series B2 Warrants.

         3. Warrant Repricing. As consideration for the waivers and consents set forth in paragraph 1 above, the Company shall, at each Holder's option and pursuant to the terms of the 2002 Exchange Agreement, modify or exchange the existing Series A1 Warrants and Series B1 Warrants so that the Exercise Price (as defined in the Series A1 Warrants and Series B1 Warrants) shall be reduced to equal to the average closing bid price of the Company's common stock for the three (3) trading days immediately preceding the sale of the Company's Senior Preferred Stock pursuant to the terms of the Series C Purchase Agreement (the "New Exercise Price"). Such adjustment shall become effective upon the closing of the Series C Purchase Agreement. The Company acknowledges and agrees that until the Series A2 Warrants and Series B2 Warrants are issued pursuant to the terms of the 2002 Exchange Agreement, the Series A1 Warrants and the Series B1 Warrants shall be exercisable at the New Exercise Price.

         4. Increase of Authorized Shares. The parties acknowledge and agree that the Company will be required to obtain the approval of its shareholders to increase the amount of authorized Common Stock available for issuance upon exercise of any warrants issuable pursuant to Article V of the Series A2 and B2 Certificates of Designation. The Company shall use its best efforts to obtain shareholder approval as soon as practicable following the date hereof, but in any event not later than 120 days after the date hereof. The Holders shall vote all of their shares then entitled to vote thereat in favor of any such proposal. In the event the Company has failed to obtain such shareholder approval within 120 days following the date hereof, the Holders shall be entitled receive, as liquidated damages for a loss of a bargain and not as a penalty, a cash payment, payable quarterly, in an amount equal to 10% of the aggregate Liquidation Value of the outstanding shares of Series A2 Preferred Stock and Series B2 Preferred Stock (as determined pursuant to the Series A2 and B2 Certificates of Designation), which amount shall be paid by the Company on the last business day of each fiscal quarter (pro rated for partial quarters) until such time as such shareholder approval is obtained.

         5. Stock Legend. Each Holder agrees to the imprinting of the following legend on the Series A1 Preferred Stock and the Series B1 Preferred Stock.

       THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THAT CERTAIN AGREEMENT AMONG THE COMPANY AND HOLDERS OF THE COMPANY'S SERIES A1 CONVERTIBLE REDEEMALE PREFERRED STOCK AND SERIES B1 CONVERTIBLE REDEEMABLE PREFERRED STOCK DATED AS OF AUGUST __, 2002, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

         6. Representation. Each Holder represents and warrants that (a) it has the full power and authority to deliver this Agreement, and (b) it has not assigned to any third party any of its rights to such stock or its rights under the Series A Purchase Agreement, the Series B Purchase Agreement, the 2001 Exchange Agreement and the Series A1 and B1 Certificates of Designation with respect to such stock.

         7. Entire Agreement and Effect. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto with respect to the matters contained in this Agreement.

         8. Governing Law. Regardless of the place of contracting, the place of performance, the principal residence of the parties or otherwise, it is the intent of the parties that all questions with respect to the construction of this Agreement and all amendments, modifications, authorizations or supplements to this Agreement and the rights, duties, obligations and liabilities of the parties under said documents shall be determined in accordance with the applicable provisions of the laws of the State of New York, without reference to its doctrines or principles of conflicts of laws. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such proceeding is improper.

         9. Waiver. No covenant, agreement, term or condition of this Agreement to be performed or complied with by the parties, nor any breach thereof, shall be waived, altered or modified except by a written instrument executed by the parties. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.

         10. Specific Performance. The parties agree that any failure to perform the obligations under this Agreement may result in irreparable damage to the other party and that in addition, and not in lieu of any other legal or equitable remedies available, specific performance of these obligations may be enforced by a suit in equity.

         11. Further Documents. The parties agree that they and each of them shall take whatever action or actions as are deemed by legal counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end the parties agree that they shall execute, acknowledge, seal and deliver any further instruments or documents that may be necessary to give force and effect to this Agreement or any of its provisions, or to carry out the intent of this Agreement or any of its provisions.

         12. Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed as and shall constitute one and the same document.

         13. Reliance. The Holders acknowledge and agree that the Company and the purchasers of its Senior Preferred Stock may, in connection with their investment pursuant to the Proposed Transaction, rely upon the waivers and consents given by the Holders in Section 1 of this Agreement.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

                            LEVEL 8 SYSTEMS, INC.


                            By:
                                   ---------------------------------------------
                                     John P. Broderick,
                                     Chief Financial and Operating Officer,
                                     Corporate Secretary



                            BROWN SIMPSON PARTNERS I, LTD.


                            By:
                                   ---------------------------------------------
                            Name:
                            Title:   Attorney-in-Fact



                            SENECA CAPITAL, L.P.

                            By: Seneca Capital Advisors, LLC, its
                                     general partner


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:



                            SENECA CAPITAL INTERNATIONAL, LTD.


                            By:
                               -------------------------------------------------
                            Name:
                            Title:


                            ADVANCED SYSTEMS EUROPE B.V.


                            By:
                               -------------------------------------------------
                            Name:
                            Title: